SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C
                                 (RULE 14C-101)

                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
                       the Securities Exchange Act of 1934

Check the appropriate box:


[ ]   Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d) (1))

[X]   Definitive Information Statement


                                GAVELLA CORP.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)   Title of each class of securities to which transaction applies:


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(2)   Aggregate number of securities to which transaction applies:

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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)   Proposed maximum aggregate value of transaction:

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(5)   Total fee paid:

[ ]   Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount Previously Paid:

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      (2) Form, Schedule or Registration Statement No.:

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      (4) Date Filed:

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


                                 GAVELLA CORP.
                             215 WEST MAIN STREET
                         MAPLE SHADE, NEW JERSEY  08052


                                           October 29, 2004

Dear Stockholder:

This Information Statement is furnished to holders of shares of common stock,
par value $.001 per share (the "Common Stock"), of Gavella Corp. (the "Company"). The purpose of this Information Statement is to notify the stockholders that on October 11,2004, the
Company received written consent (the  "Written   Consent") from
certain principal stockholders of the Company holding 4,390,956 shares of Common Stock, representing approximately 65.05% of the total issued and outstanding Common Stock, adopting a resolution to amend the Company's Articles of Incorporation to:

(1) increase the authorized shares of Common Stock from 15,000,000 to 100,000,000;

(2) authorize up to 1,000,000 shares of a new class of undesignated Preferred
Stock ("Preferred Stock") which would allow the Board of Directors of the Company to issue, without further stockholder action, one or more series of Preferred Stock;

(3) effect a reverse split of the shares of the Company's Common Stock then issued and outstanding so that two (2) shares of the Company's Common Stock outstanding immediately prior to the Reverse Stock Split will be reclassified and converted into one
(1) share of the Company's Common Stock, which will continue to have $.001 par value per share. Based on 6,750,000 shares of Common Stock currently outstanding, without accounting for fractional shares, which will be rounded up to the nearest whole share, 3,375,000 shares of Common Stock would be outstanding as a result of the Reverse Stock Split; and

(4) change the Company's name to a name, chosen by the Company's Board of Directors when and if the Board of Directors determines such name change is in the best interest of the Company.

The Board believes that the terms of the amendment to the Articles of Incorporation (the "Amended Articles") are beneficial to the Company. The full text of the Amended
Articles is attached as Annex I to this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOUR ARE NOT REQUESTED TO
SEND US A PROXY

The enclosed Information Statement is being furnished to you to inform you that the foregoing action has been approved by the holders of a majority of the outstanding shares of Common Stock. The Board is not soliciting your proxy in connection with the adoption of these resolutions and proxies are not requested from stockholders. The resolutions will not become effective before the date which is 21 days after this Information Statement was mailed to stockholders. You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders of the Company.

This Information Statement is being mailed on or about October
29, 2004 to stockholders of record on October 25, 2004 (the
"Record Date").

                                     /s/ Harry J. Santoro
                                     --------------------------
                                     President, Chief Executive
                                     Officer, Treasurer

                                 GAVELLA CORP.
                             215 WEST MAIN STREET
                         MAPLE SHADE, NEW JERSEY  08052


                        ---------------------------------

                              INFORMATION STATEMENT
                            PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                            AND RULE 14C-2 THEREUNDER
                      -------------------------------------

      NO VOTE OR OTHER ACTION OF THE COMPANY'S STOCKHOLDERS IS REQUIRED
                 IN CONNECTION WITH THIS INFORMATION STATEMENT.

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

           -------------------------------------------------------


We are sending you this Information Statement to inform you of the adoption of a resolution on October 11, 2004 by consent (the "Written Consent") from the Board of Directors (the "Board") and certain principal stockholders of the Company holding 4,390,956 shares of Common Stock, representing approximately 65.05% of the total issued and outstanding Common Stock, adopting a resolution to:

(1) increase the authorized shares of Common Stock from 15,000,000 to 100,000,000;

(2) authorize up to 1,000,000 shares of a new class of undesignated Preferred Stock ("Preferred Stock") which would allow the Board of Directors of the Company to issue, without further stockholder action, one or more series of Preferred Stock; and

(3) effect a reverse split of the shares of the Company's Common Stock then issued and outstanding so that two (2) shares of the Company's Common Stock outstanding immediately prior to the Reverse Stock Split will be reclassified and converted into one
(1) share of the Company's Common Stock, which will continue to have $.001 par value per share. Based on 6,750,000 shares of Common Stock currently outstanding, without accounting for fractional shares, which will be rounded up to the nearest whole share, 3,375,000 shares of Common Stock would be outstanding as a result of the Reverse Stock Split; and

(4) change the Company's name to a name, chosen by the Company's Board of Directors when and if the Board of Directors determines such name change is in the best interest of the Company.


The adoption of the foregoing resolution will become effective
21 calendar days after the mailing of this Information
Statement. The Board of Directors is not soliciting your proxy in connection with the adoption of these resolutions and proxies are not requested from stockholders.

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under Securities and
Exchange Act of 1934, as amended, and the Delaware General Corporation Law. No additional action will be undertaken by the Company with respect to the receipt of written consents, and no dissenters' rights with respect to the receipt of the written consents, and no dissenters' rights under the Delaware General Corporation Law are afforded to the Company's stockholders as a result of the adoption of these resolutions.

Expenses in connection with the distribution of this Information
Statement, which are anticipated to be less than $5,000, will be paid by the Company.

                        AMENDED ARTICLES OF INCORPORATION


GENERAL


The Company's current Articles of Incorporation provides for an authorized capitalization consisting of 15,000,000 shares of common stock, $.001 par value per share (the "Common Stock"). As of October 11, 2004, there were 6,750,000 shares of Common Stock outstanding. The Board of Directors believes that it is in the best interests of both the Company and its stockholders to increase the authorized shares of Common Stock from 15,000,000 to 100,000,000 and to authorize the Board to issue up to 1,000,000 shares of preferred stock (the "Preferred Stock"). The Board believes this increase will provide several long-term advantages to the Company and its shareholders by allowing the Board to increase the number of authorized common stock and to create a class of preferred stock as a part of the Company's capital stock. The Preferred Stock will be "blank check" preferred stock, giving the Board the authorization to issue preferred stock from time to time in one or more series and to fix the number of shares and the relative dividend rights, conversion rights, voting rights and special rights and qualifications of any such series. Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and increasing the number of votes required to approve a change in control of the Company.

The Articles of Incorporation would also be amended to effect a reverse split of the shares of the Company's Common Stock then issued and outstanding so that two (2) shares of the Company's Common Stock outstanding immediately prior to the Reverse Stock Split will be reclassified and converted into one (1) share of the Company's Common Stock, which will continue to have $.001 par value per share. Based on 6,750,000 shares of Common Stock currently outstanding, without accounting for fractional shares, which will be rounded up to the nearest whole share, 3,375,000 shares of Common Stock would be outstanding as a result of the Reverse Stock Split.

The Amended Articles of Incorporation has been approved by the Board and the stockholders holding approximately 65.05% of the outstanding shares. The Board reserves the right, notwithstanding stockholder approval and without further action on the part of the stockholders, not to proceed with the filing of the Amended Articles of Incorporation with the Secretary of State of the State of Delaware if, at any time prior to such filing, the Board, in its sole discretion, determines that the terms of the Amended Articles of Incorporation are no longer in the best interests of the Company and its stockholders.

VOTE REQUIRED; MANNER OF APPROVAL

Approval to amend and restate the current Articles of Incorporation of the Company under the Delaware General
Corporation Law ("GCL") requires the affirmative vote of the holders of a majority of the voting power of the Company. The
Company has no class of voting stock outstanding other than the Common Stock.

Section 212 of the GCL provides in substance that, unless the Company's Articles of Incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding voting stock holding not less than the minimum number of votes that would be necessary to approve such action at a stockholders meeting. Under the applicable provisions of the GCL, this action is effective when written consents from holders of record of a majority of the outstanding shares of voting stock are executed and delivered to the Company.

In accordance with the GCL, the affirmative vote on the Amended Articles of Incorporation of at least a majority of the outstanding shares has been obtained. As a result, no vote or proxy is required by the stockholders to approve the adoption of the Amended Articles of Incorporation. Under Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), the Amended Articles of Incorporation cannot take effect until 20 days after this Information Statement is sent to the Company's stockholders. As mentioned earlier, the Amended Articles will become effective upon its filing with the Secretary of State of the State of Delaware which is anticipated to be on or about November 18, 2004, 20 days after the mailing of this Information Statement.

PURPOSE

Increase in Authorized Number of Shares of Common Stock

The Directors believe that this increase might enable the Company to raise cash through sales of its common stock or securities convertible into common stock to public and private investors. Additionally, the share increase may enhance the ability of the Company to raise additional capital through acquisitions of companies or assets or through transactions which the Board believes provides the potential for growth and profit. With the limited number of shares currently available for such uses, it may become impracticable for the Company to evaluate or seek to consummate business combinations or other transactions which, if they could be accomplished, might enhance shareholder value. If additional shares are available, transactions dependent upon the issuance of additional shares would be less likely to be undermined by delays and uncertainties occasioned by the need to obtain shareholder authorization prior to the consummation of such transactions

EFFECT

The issuance by the Company of any additional shares of Common Stock would dilute both the equity interests and the earnings per share of existing holders of the Common Stock. Such dilution may be substantial, depending upon the amount of shares issued. The newly authorized shares of Common Stock will have voting and other rights identical to those of the currently authorized shares of Common Stock.

NO DISSENTERS' RIGHTS

Pursuant to the GLC, the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with the increase in the number of authorized shares. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

Preferred Stock

It is not possible to state the effects of the amendment upon the rights of the holders of common stock until the Board determines the respective rights of the holders of one or more series of preferred stock. The effects of such issuance could include, however, (i) reductions of the amount otherwise available for payment of dividends on common stock; (ii) restrictions on dividends on common stock; (iii) dilution of the voting power of common stock; and (iv) restrictions on the rights of holders of common stock to share in the Company's assets on liquidation until satisfaction of any liquidation preference granted to the holders of such subsequently designated series of preferred stock.

The amendment will give the Company increased financial flexibility as it will allow shares of preferred stock to be available for issuance from time to time as determined by the Board for any proper corporate purpose. Such purpose could include, without limitation, issuance for cash as a means of obtaining capital for use by the Company, or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties.

Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The ability of the Board to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company. While the amendment may have anti-takeover ramifications, the Board believes that financial flexibility offered by the amendment outweighs any disadvantages.

1 for 2 Reverse Stock Split

The reverse stock split is necessary, in the judgment of the Board of Directors, in order to attract potential new equity capital and carry out the Company's business objectives. The Reverse Stock Split may also enhance the desirability and marketability of the Company's Common Stock to the financial community and the investing public and potentially mitigate reluctance on the part of brokers and investors to trade in the Company's common stock.


POTENTIAL EFFECTS OF THE REVERSE STOCK SPLIT AND INCREASE IN THE
AUTHORIZED CAPITAL

The immediate effect of the Reverse Stock Split would be to reduce the number of shares of the Company's Common Stock outstanding. Based on 6,750,000 shares of Common Stock currently outstanding (without accounting for fractional shares, which will be rounded up to the nearest whole share) 3,375,000 shares of Common Stock would be outstanding as a result of the Reverse Stock Split.

The effect of any reverse stock split upon the market price of our Common Stock, however, cannot be predicted. Although some companies in similar circumstances who have effected a reverse stock split have experienced improved stock price performance, other companies have not. The trading price of the Company's Common Stock after the Reverse Stock Split may not rise in proportion to the reduction in the number of shares of the Company's Common Stock outstanding as a result of the Reverse Stock Split. Further, there can be no assurance that the Reverse Stock Split would lead to a sustained increase in the trading price of the Company's Common Stock. The trading price of the Company's Common Stock may change due to a variety of other factors, including the Company's operating results and factors related to its business and general market conditions.

The proposed Reverse Stock Split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the Reverse Stock Split results in any of the stockholders owning a fractional share. The fractional shares will be rounded up to the nearest whole share as a result of the Reverse Stock Split. The rights and preferences of the outstanding shares of the Company's Common Stock would remain the same after the Reverse Stock Split.

The Reverse Stock Split will not affect the par value of shares of the Company's Common Stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on the Company's balance sheet attributable to the Company's Common Stock will be reduced to one-half of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and per share net book value of the Company's Common Stock will be increased as a result of the Reverse Stock Split, because there will be fewer shares of Common Stock outstanding.

The Reverse Stock Split would reduce the number of shares of Common Stock available for issuance under the Company's 2001 Stock Option Plan (the "Plan") in proportion to the exchange ratio of the Reverse Stock Split ( one share for each two shares). The number of shares of Common Stock currently authorized for issuance but unissued at October 11, 2004 under the Plan, is 456,000, prior to giving effect to the Reverse Stock Split and will be 228,000 after giving effect to the Reverse Stock Split.

The Company also has outstanding certain stock options to purchase shares of Common Stock. Under the terms of the outstanding stock options, the Reverse Stock Split will effect a reduction in the number of shares of Common Stock issuable upon exercise of such stock options in proportion to the exchange ratio of the Reverse Stock Split and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the Reverse Stock Split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

The Company had as of October 11, 2004, approximately 475 stockholders, and the number of such stockholders will remain unchanged and unaffected by the Reverse Stock Split. The Board of Directors believes that the Reverse Stock Split will not have a reasonable likelihood or purpose of producing, either directly or indirectly the effects described in Section 13e-3(a)(3)(ii) of the Securities Exchange Act of 1934, for the reasons stated above. The Increase in the Authorized Capital of the Company would increase the authorized number of shares of common stock of the Company from 15 million to 100 million, and would authorize the issuance of up to 1 million shares of preferred stock.

AUTHORIZED SHARES OF COMMON STOCK

The Reverse Stock Split, if implemented, would not change the number of authorized shares of the Company's Common Stock. Accordingly, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance under the Company's authorized pool of Common Stock would increase. The Increase in the Authorized Capital would increase the number of authorized shares of the Company as stated above. These additional shares of Common Stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into common stock. The Company believes that the availability of the additional shares will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT AND INCREASE IN THE
AUTHORIZED CAPITAL

The Reverse Stock Split and Increase in the Authorized Capital of the Company will occur without any action on the part of stockholders of the Company and without regard to the date or dates certificates presently representing shares of the Common Stock are physically surrendered for certificates representing the number of shares of the Common Stock such stockholders are entitled to receive as a consequence of the Reverse Stock Split. New certificates of Common Stock will be issued in due course as old certificates are tendered to the transfer agent acting also as an exchange agent for exchange or transfer. The fractional shares of Common Stock will be rounded up to the nearest whole share.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material federal income tax consequences of the
Reverse Stock Split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which are subject to change retroactively as well as prospectively. This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986 (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder.

ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR
ITS TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO
HIM, HER OR IT OF THE REVERSE STOCK SPLIT, INCLUDING THE
APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL OR FOREIGN
INCOME TAX AND OTHER LAWS.

No gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the Reverse Stock Split. The aggregate tax basis of the shares received in the Reverse Stock Split, including any fraction of a share deemed to have been received, would be the same as the stockholder's aggregate tax basis in the shares exchanged. The stockholder's holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the Reverse Stock Split. Our beliefs regarding the tax consequence of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

SHAREHOLDER CONSENT

At the Record Date for Notice, we had 6,750,000 shares of common stock outstanding, each of which was entitled to one vote. Affiliated shareholders, which include our directors, executive officers and holders of more than 5% of our outstanding common stock, own or control in the aggregate approximately 65% of the issued and outstanding shares of our common stock on the Record Date for Notice.

On October 11, 2004 shareholders of the Company holding in excess of a majority of the outstanding shares of the Company's common stock, constituting the sole class of voting securities of the Company, executed and delivered to the Company their consent approving the Increase in the Authorized Capital, the Reverse Split and other transactions contemplated thereby and adopting for filing the Amended Articles. Pursuant to
Section 212 of the GLC, the Company has delivered notice of the shareholders' consent to all holders of the Company common stock who did not participate therein. The shareholder consent is sufficient under Delaware law to approve the Amended Articles, the Increase in the Authorized Capital, and the Reverse Split without the concurrence of any other shareholders. Therefore, no further action of the shareholders is necessary to approve the Increase in the Authorized Capital, the Reverse Split, and the other transactions contemplated thereby.

INTEREST OF CERTAIN PERSONS IN OR IN OPPOSITION TO MATTERS TO BE
ACTED UPON

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposal to amend the Certificate of Incorporation and take all other proposed actions which is not shared by all other holders of the Company's Common Stock.


                                  OTHER MATTERS

The Board knows of no other matters other than those described in this Information Statement which have been approved or considered by the holders of a majority of the shares of the Company's voting stock.

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual and quarterly reports on Form 10-KSB and 10-QSB, proxy and information statements and other forms and reports with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge



IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT
AND/OR THE AMENDED ARTICLES, PLEASE CONTACT:


Harry J. Santoro, President
Gavella Corp.
215 West Main Street
Maple Shade, NJ  08052




                         By order of the Board of Directors of
                         GAVELLA CORP.

ANNEX I      AMENDED ARTICLES OF INCORPORATION




               CERTIFICATE OF AMENDMENT TO THE
                 CERTIFICATE OF INCORPORATION
                      OF GAVELLA CORP.

GAVELLA CORP., organized and existing under the General
Corporation Laws of the State of Delaware (the
"Corporation"), does hereby certify:

     FIRST: That the Board of Directors of the Corporation, at a meeting called for such purpose, duly adopted resolutions setting forth the proposed amendments to the Certificate of Incorporation of the Corporation and calling for the submission of the proposed amendments to a vote of the stockholders of the Corporation, for their approval and adoption. The resolution setting forth the proposed amendment is as follows:

          "RESOLVED, that the Corporation amend its certificate of incorporation so that:

          ARTICLE 4 of the certificate of incorporation shall read as follows:

      The total number of shares of stock which the Corporation shall have authority to issue is One Hundred One Million (101,000,000) which shall consist of (i) One Hundred Million (100,000,000) shares of common stock, $.001 par value per share (the "Common Stock"), and (ii) one million (1,000,000) shares of preferred stock, $.001 par value per share (the "Preferred Stock").

      The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, relative rights, preferences or limitations, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation
(the "Board"), subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

            (i) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board increasing such series) be increased or decreased (but not the number of shares then outstanding) from time to time by like action of the Board;

            (ii) The dividend rate of such series, the conditions and time upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of Stock or series thereof, or any other series of the same class, and whether such dividends shall be cumulative or non-cumulative;

            (iii) The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

            (iv) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

            (v) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

            (vi) Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

            (vii) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or upon the distribution of assets of the Corporation; and

               (viii) Any other powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board may deem advisable and as shall not be inconsistent with the provisions of this Articles of Incorporation.

The holders of shares of the Preferred Stock of each series shall be entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, dividends (if any) at the rates fixed by the Board for such series before any cash dividends shall be declared and paid or set apart for payment, on the Common
Stock with respect to the same dividend period.

The holders of shares of the Preferred Stock of each series shall be entitled, upon liquidation or dissolution or upon the distribution of the assets of the Corporation, to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock shall have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.

     SECOND: Effective upon the filing of this Certificate of with the Secretary of State of the State of Delaware (the "Effective Date"), each TWO (2) shares of Common Stock, $.001 par value per share (the "Old Common Stock"), then issued and outstanding or held in the treasury of the Corporation at the close of business on the Effective Date shall automatically be combined into one (1) share of Common Stock, $.001 par value per share (the "New Common Stock"), of the Corporation without any further action by the holders of such shares of Old Common Stock and any fractional shares resulting from such exchange will be rounded to the next full share

     THIRD: These amendments were duly adopted by Consent of an affirmative vote of a majority of the Corporation's shareholders in accordance with Section 212 of the Delaware
General Corporation Laws and in accordance with the provisions of Section 242 of the Delaware General
Corporation Laws.

     IN WITNESS WHEREOF, the undersigned has caused its corporate seal to be affixed hereto and this Certificate to be executed by its President and attested by its Secretary, this xxth day of November, 2004.

                                        GAVELLA CORP.


Attest:  Stephen M. Robinson,           Harry J. Santoro,
                                        President